EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Sunesis Pharmaceuticals, Inc. 2005 Equity Incentive Award Plan, the Sunesis Pharmaceuticals, Inc. Amended and Restated 2006 Employment Commencement Incentive Plan and the Sunesis Pharmaceuticals, Inc. Employee Stock Purchase Plan of our reports dated March 10, 2008, with respect to the financial statements of Sunesis Pharmaceuticals, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2007, and the effectiveness of internal control over financial reporting of Sunesis Pharmaceuticals, Inc. filed with the Securities and Exchange Commission.

/S/ ERNST & YOUNG LLP

Ernst & Young LLP

San Jose, California May 9, 2008